Exhibit 99.2

SBA COMMUNICATIONS CORPORATION

Offer to Exchange

$1,500,000,000 3.875% Senior Notes due 2027

for

$1,500,000,000 3.875% Senior Notes due 2027, that have been registered under the Securities Act of 1933

Pursuant to the Prospectus, dated ___________, 2020

The Exchange Offer will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2020, unless extended. Tenders of Original Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

, 2020

To Our Clients:

Enclosed for your consideration is a prospectus, dated ____________, 2020 relating to the offer by SBA Communications Corporation, which we refer to as SBA in this letter, to exchange all of its outstanding unregistered $1,500,000,000 3.875% Senior Notes due 2027, which we refer to as the Original Notes, for registered $1,500,000,000 3.875% Senior Notes due 2027, which we refer to as the Exchange Notes. The Exchange Offer is being made in order to satisfy certain obligations of SBA contained in the (i) Registration Rights Agreement, dated February 4, 2020, by and among SBA and the several initial purchasers named therein and (ii) Registration Rights Agreement, dated May 26, 2020, by and among SBA and the several initial purchasers named therein.

This material is being forwarded to you as the beneficial owner of the Original Notes held by us for your account but not registered in your name. A tender of such Original Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2020, unless extended, which we refer to as the expiration date in this letter. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Original Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Original Notes from the holder to SBA will be paid by SBA.

4.	The Exchange Offer expires at 12:00 midnight, New York City time, on [20 business days after commencement], 2020, unless extended by SBA.

If you wish to have us tender your Original Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer of SBA with respect to the Original Notes.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer all right, title and interest in the Original Notes and to acquire the Exchange Notes, issuable upon the exchange of such Original Notes, and that, when such validly tendered Original Notes are accepted by SBA for exchange, SBA will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

By completing, executing and delivering these instructions, the undersigned hereby makes the acknowledgments, representations and warranties referred to above and instructs you to tender the Original Notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the prospectus.

Original Notes Which Are to be Tendered

Principal Amount Held by the Undersigned	All Original Notes Are to be Tendered (“Yes” or “No”)*

* Unless otherwise indicated, “yes” will be assumed.

None of the Original Notes held by you for the undersigned’s account will be tendered unless you receive written instructions from the undersigned to do so. Unless a specific contrary instruction is given in the space provided, the undersigned’s signature(s) hereon shall constitute an instruction to you to tender all the Original Notes held by you for the undersigned’s account.

IMPORTANT

PLEASE SIGN HERE

(to be completed by all tendering holders)

The completion, execution and timely delivery of these instructions will be deemed to constitute an instruction to tender Original Notes as indicated above.

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number with You:

Date:

(Must be signed by the registered holder(s) of the Original Notes exactly as its (their) name(s) appear(s) on a security position listing, or by the person(s) authorized to become registered holder(s) by endorsement and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title next to his or her name above.)

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